UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2009

VERENIUM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-29173	22-3297375
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

55 Cambridge Parkway, Cambridge, MA	02142
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 674-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On August 28, 2009, Verenium Corporation (“Verenium” or the “Company”) announced that it had entered into privately negotiated Exchange Agreements (the “Exchange Agreements’) with certain existing holders of its 5.5% Convertible Senior Notes due 2027 which were initially issued in 2007 (the “5.5% Notes”). Pursuant to the Exchange Agreements, certain existing holders of the 5.5% Notes have agreed to exchange $28,481,000 million in aggregate principal of the 5.5% Notes, for $12.816,450 million in aggregate principal amount of 9% Convertible Senior Secured Notes due 2027 (the “New Notes”). As of June 30, 2009, there was approximately $99.5 million aggregate principal amount of the 5.5% Notes outstanding.

Additional terms relating to the exchange of the original 5.5% Notes and the New Notes include:

•	An exchange ratio of 45%, meaning that for each $1,000 of original 5.5% Notes exchanged, the holder will receive $450 of New Notes;

•	The right to convert the New Notes into common stock of the Company at a conversion price of $.80 per share;

•	An interest rate of 9% per annum, payable in cash or common stock at the Company’s discretion;

•

A security interest in certain assets of the Company as collateral for the New Notes, which security interest will be pari passu with a security interest being provided by the Company in the same collateral to holders of the Company’s amended and restated 8% Convertible Senior Notes due 2012; and

•	The New Notes permit the Company to incur unlimited additional debt, secured or unsecured, with up to $50 million of secured debt having priority in the collateral of the New Notes.

The Company offered the New Notes to such holders of the 5.5% Notes in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. Reference is made to the Company’s press release, dated August 28, 2009 which is filed herewith and incorporated by reference herein.

Forward Looking Statements

Statements in this report or the attached press release that are not strictly historical are “forward-looking” and involve a high degree of risk and uncertainty. These include, but are not limited to, statements related to the Company’s strengthening of its balance sheet and the impact on the exchange on future growth and success, the Company’s financing flexibility or ability to obtain future financing, operations, capabilities, commercialization activities, target markets, cellulosic ethanol facilities, target markets and future financial performance, results and objectives, all of which are prospective. Such statements are only predictions, and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to the differences include, but are not limited to, risks associated with Verenium’s technologies, risks associated with the costs, labor requirements and labor availability associated with Verenium’s demonstration plant, risks associated with Verenium’s ability to obtain additional capital to support its planned operations and financial obligations, risks associated with Verenium’s dependence on patents and proprietary rights, risks associated with Verenium’s protection and enforcement of its patents and proprietary rights, technological, regulatory, competitive and other risks related to development, production, and commercialization of cellulosic ethanol and other biofuels and the commercial prospects of those industries, Verenium’s dependence on existing collaboration, manufacturing, and/or license agreements, and its ability to achieve milestones under existing and future collaboration agreements, the ability of Verenium and its partners to commercialize its technologies and products (including by obtaining any required regulatory approvals) using Verenium’s technologies and timing for launching any commercial products and projects, the ability of Verenium and its collaborators to market and sell any products that it or they commercialize, the development or availability of competitive products or technologies, the future ability of Verenium to enter into and/or maintain collaboration and joint venture agreements and licenses, changes in the U.S. or global energy markets and laws and regulations applicable to them, and risks and other uncertainties more fully described in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s annual report on Form 10-K for the year ended December 31, 2008 and any updates contained in its subsequently filed quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof, and the Company expressly disclaims any intent or obligation to update these forward-looking statements.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release of Verenium Corporation dated August 28, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERENIUM CORPORATION

Dated: August 28, 2009	By:	/s/ Gerald M. Haines II
	Name:	Gerald M. Haines II
	Title:	Executive Vice President

Exhibit Index

Exhibit No.	Description
99.1	Press Release of Verenium Corporation dated August 28, 2009.